COMMUNITY BANCSHARES, INC.




To the Shareholders of
Community Bancshares, Inc.:

         In connection with the Annual Meeting of Shareholders of Community Bancshares, Inc. (the "Company") to be held at 10:00 A.M., local time, on Thursday, March 26, 1998, we enclose a Notice of Meeting and Proxy Statement containing information concerning those matters which are to be considered at the meeting.

         You are cordially invited to attend the Annual Meeting in person. We willappreciate your signing and returning the form of proxy in the enclosed postage-prepaid envelope so that your shares can be voted in the event you are unable to attend the meeting. Your proxy will, of course, be returned to you if you are present at the meeting and so request.

         We are enthusiastic about the future and appreciate your continued support. We look forward to seeing you on March 26.


                                                   Sincerely yours,




                                                   Kennon R. Patterson, Sr.
                                                   Chairman and President


Please fill in, date, sign and mail promptly the accompanying Proxy in the return envelope furnished for that purpose, whether or not you plan to attend the meeting.

                             COMMUNITY BANCSHARES, INC.

                      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            ____________________________


   The Annual Meeting of the shareholders of Community Bancshares, Inc. (the "Company"), will be held at the Administrative Building of Community Bank headquarters, Highway 231 South, Blountsville, Alabama, on Thursday, March 26, 1998 at 10:00 A.M., local time, for the following purposes:

        1. To elect Glynn Debter, John J. Lewis, Jr., Loy McGruder, Kennon R. (Chip) Patterson, Jr., and Bishop K. Walker, Jr., as Class II directors to serve a three year term and until their successors are elected and qualified.

        2. To approve the appointment of Dudley, Hopton-Jones, Sims & Freeman, PLLP, to serve as independent auditors for the year ending December 31, 1998; and

        3. To transact such other business as may properly come before the meeting or any adjournment thereof.

 Shareholders of record at the close of business on January 31, 1998, are entitled to notice of and to vote at the meeting.

  The enclosed Proxy Statement explains the proposals. We urge you to read these materials carefully.

You are cordially invited to attend the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE AND
SIGN  THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.   If
you need assistance in completing your proxy, please call the Company at telephone number (205) 429-1000.

THE CORPORATION'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF ALL THE PROPOSALS PRESENTED.

                                     By Order of the Board of Directors


                                     Bishop K. Walker, Jr.
                                     Secretary

Blountsville, Alabama
March 6, 1998

                                    COMMUNITY BANCSHARES, INC.

                           Proxy Statement for the Annual Meeting
                         of Shareholders to be Held March 26, 1998

                          _____________________________________

                                       INTRODUCTION

   This Proxy Statement is furnished to shareholders of Community Bancshares, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held March 26, 1998, and at any adjournments thereof (the "Meeting"), for the purposes of (i) electing five directors of the Company, and (ii) transacting such other business as may properly come before the Meeting.

   The executive offices of the Company are located at Highway 231 South, P.O. Box 1000, Blountsville, Alabama 35031. This Proxy Statement was mailed to shareholders of the Company on or about March 6, 1998.

Shareholders Entitled to Vote

   Each holder of record of the Company's current $.10 par value common stock (herein sometimes referred to as "Shares") as of the close of business on January 31, 1998, will be entitled to vote at the Meeting. Each shareholder will be entitled to one vote on each proposal for each Company Share held as of such date. At the close of business on that date, there were 2,031,606 Shares issued and outstanding, and these were held by approximately 1,295 persons. Notwithstanding the record date specified above,the Company's stock transfer books will not be closed and Shares may be transferred subsequent to the record date, although all votes must be cast in the names of shareholders of record as of the record date.

Votes Required

   All matters which may be considered and acted upon by the shareholders at the Meeting require approval by the affirmative vote of at least a majority of the valid votes cast.

Proxies

   If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time before it has been exercised; but it if is not revoked, the Shares represented thereby will be voted by the persons designated in such proxy. Shares represented by the proxies received will be voted in favor of (i) the election of all nominees for directors, (ii) approval of the appointment of Dudley, Hopton-Jones, Sims & Freeman, PLLP, as independent auditors of the Company for the year ending December 31, 1998, and (iii) in the best judgment of such proxies as to any other matters which may come before the Meeting.

                                 PRINCIPAL SHAREHOLDERS


 The following table sets forth, as of January 31, 1998, certain informat-ion with respect to all those known by the Company to be beneficial owners of more than 5% of the Company's outstanding common stock, all Company directors, all nominees for directors, and all directors, nominees for directors and officers of the Company as a group.

                                    Number of
                                    Shares of
                                  Common Stock                  Percent of
                                  Beneficially                 Outstanding
Name and Address                     Owned                     Common Stock

C. K. Copeland                     9,000                           0.44
Trafford, AL

Bryan A. Corr                     75,681(1)                        3.73
Oneonta, AL

Glynn Debter                       3,400                           0.16
Horton, AL

Edward Ferguson                    5,714                           0.28
Blountsville, AL

Denny Kelly                       27,832 (2)(3)                    1.37
Blountsville, AL

John J. Lewis, Jr.                 4,782                           0.24
Blountsville, AL

Stacey W. Mann                    11,490 (2)(4)                    0.57
Oneonta, AL

Loy McGruder                      12,109 (2)(5)                    0.60
Huntsville, AL

Hodge Patterson, III              24,465 (2)(6)                    1.20
Hartselle, AL

Kennon R. Patterson, Sr.         230,148 (2)(7)                   11.33
Boaz, AL

Kennon R. (Chip) Patterson, Jr.   26,862 (2)(8)                    1.32
Boaz, AL

Merritt Robbins                   71,000                           3.49
New Hope, AL

Robert O. Summerford              35,100 (9)                       1.73
Falkville, AL


Henry Sims                         1,050                           0.05
Pulaski, TN

Bishop K. Walker, Jr.            123,368 (2)(10)                   6.07
Union Grove, AL

R.Wayne Washam                     5,201                           0.26
Arab, AL

First National Bank of Commerce  250,025 (11)                     12.31
as Trustee of the Community
Bancshares, Inc. Employee
Stock Ownership Plan ("ESOP")

All Company directors, nominees  668,312                          32.90
for directors, and officers as
a group
         _________________________


 (1)     Includes  60,000  shares  held  by  Oneonta Telephone Co. Inc.,
         Mr. Corr is Chairman and a controlling  shareholder.

 (2) Includes 2,219 shares as a fractional portion of shares held by Community Investments, a partnership composed of ten individuals, of which the director is a partner

 (3)     Includes 5,868 shares allocated to Mr. Kelly's ESOP account through
         December 31, 1996.

 (4)     Includes 5,138 shares allocated to Mr. Mann's ESOP account through
         December 31, 1996.

 (5)     Includes 3,455 shares allocated to Mr. McGruder's ESOP account through
         December 31, 1996.

 (6)     Includes 4,154 shares allocated to Mr. Patterson's ESOP account through
         December 31, 1996.

 (7) Includes 15,172 shares allocated to Mr.Patterson's ESOP account through December 31, 1996.

 (8)     Includes 2,023 shares allocated to Mr. Patterson's ESOP account through
         December 31, 1996.

 (9)     Includes  21,100  shares  held by Summerford Nursing Home and 7,000 shares held by Summerford Drugs of which  Mr. Summerford  is  Chairman,
         President   and   a  controlling shareholder.

 (10)    Includes 5,200 shares allocated to Mr. Walker's ESOP account through
         December 31, 1996.

 (11) Voting power for shares allocated to participants in the ESOP is exercised by the participants. The ESOP Committee directs the voting of unallocated shares.






                               ELECTION OF DIRECTORS



   At  the  annual  meeting  of shareholders on March 26, 1996, the shareholders approved an amendment to the  by-laws of the Company providing for a classified board of directors consisting of three classes with the term  of  office of each class expiring in successive years.The Company s by-laws provide that the number of directors  will  be fixed from time to time by the vote of the directors.
The current number of directors has been  fixed  at  eighteen.    The terms of
the Class II directors expire at this Annual Meeting.  The terms of Class  III directors  will expire at the 1999 Annual Meeting.  The Board of Directors is
recommending the re-election  of those persons currently serving as Class II directors.  Each of the Class II directors elected at this  Annual  Meeting will serve three year terms expiring at the 2001 Annual Meeting of Shareholders or until his  respective  successor is elected and qualified.  It is intended that unless  Withhold Authority  is noted as  to  all  or some of the nominees, proxies in the accompanying form will be voted at the Annual Meeting for the election of the nominees named below for the term indicated.

    Management  proposes  to  nominate  Glynn  Debter,  John J. Lewis, Jr., Loy
McGruder, Kennon R. (Chip) Patterson, Jr., and Bishop K. Walker, Jr., for election as directors to hold office until expiration of their term and until their successors shall have been elected and qualified. It is intended that the persons named in the proxy will vote for the election of these persons.
Management believes that all of the nominees will be available and able to serve as directors, but if for any reason any of these persons should not be available or able to serve, the proxies may exercise discretionary authority to vote for substitutes proposed by the Company's Board of Directors.
C.K. Copeland, Stacey W. Mann, Hodge Patterson, III, and Robert O. Summerford were elected by the shareholders at the last Annual Meeting. Directors Kennon
R. Patterson, Sr. and  Hodge  Patterson, III, are brothers. Kennon R. Patterson,
Jr.,is the son of Kennon R. Patterson,Sr.,and the nephew of Hodge Patterson,III.
Edward Ferguson is the brother-in-law of Kennon R. Patterson, Sr.

   The directors and nominees for directors and the executive officers of the Company, their ages, length of tenure as directors and as officers, positions held in the Company and its Subsidiaries and their principal occupation or employment during the last five years are as follows:


                                         Director
Name, Age and Position Held in         of Company     Principal Experience
the Company and Its Subsidiaries          Since        During Past Five Years(1)

Kennon R. Patterson, Sr. (55)             1983     Chairman, CEO and President
Chairman, President, and Chief Executive           of the Company since 1983;
Officer of the Company; Chairman and       Chief Executive Officer and President
Chief Executive Officer of Community        Community Bank since 1983; Chairman
Bank;  Chairman of Community                    of Community Bank since 1984;
Bank;  Director of Community                       Chairman of Community Bank
Appraisals, Inc.; Director of Community               since 1993 - 1997.
Insurance Corp.; Director of 1st Community
Credit Corporation



Denny Kelly (58)                          1986      Director of Community Bank
Director of the Company; Director             since 1985: President of Community
and President of Community                        Bank since 1993; Executive
Bank, Director of 1st Community                 Vice President of Community Bank
Credit Corporation                                       1985 - 1993.


Bishop K. Walker, Jr. (66)                 1983  Director  of  the Company since
Director, Vice Chairman, Secretary,        since 1983;Director of Community Bank
Executive Vice President, General         since 1984;Vice President and General
Counsel of the Company; Director and      Counsel of the Company  since  1987;
Secretary of Community Bank;           Senior Vice President and General Counsel
Chairman of Community                  of Community Bank,1987-1993; President
Insurance Corp;  Director of Southern  and Director of Community Insurance Corp.
Select Insurance, Inc.                                    1987-1997.


Hodge Patterson, III (42)          1993   Director  of  the Company since 1993;
Director of the Company; Vice             Sr.Vice President of Community Bank
Chairman, Director and Executive          1988  -  1993;  Vice-Chairman,  Chief
Vice President of Community Bank;         Executive   Officer   and   President
Director of Community Appraisals, Inc.    of Community Bank(Tennessee)1993-1997.


C. K. Copeland (74)                1996   Self-employed agriculture operations.
Director  of the Company;                 Director  of  Community  Bank  since
Director of Community Bank;                      1993.
Director of Community Insurance
Corporation


Glynn Debter (63)                  1996    Owner - Operator Debter Farms.
Director of the Company;
Director of Community Bank;
Director of Community
Appraisals, Inc.


Loy  McGruder (57)                 1996   Director of Community Bank since 1995;
Director of the Company;                  Executive Vice President of Community
Director and Executive Vice               Bank since 1994; Sr. Vice President
President of Community Bank;              of Community Bank 1993-94, City
Director of Community Insurance           President  of  Community  Bank -- New
Corp.                                            Hope,     1987 - 1993.


Merritt Robbins (59)               1996   Owner-Operator of Piggly Wiggly
Director of the Company;  Director        Stores
of Community Bank;  Director
of 1st Community Credit Corporation


Robert O. Summerford (67)          1996   Owner-operator  of Summerford Nursing
Director of the Company;  Director      Home.Owner-operator of Summerford Drugs.
of Community Bank;  Director
of Community Appraisals, Inc.


Wayne Washam (61)                  1996  Retired; Assistant Superintendent of
Director of the Company; Director        Arab City Schools 1992-1996;Director of
of Community Bank; Director of           of Community Bank since 1993.
1st Community Credit Corporation


Bryan  A. Corr (37)                1997 Director and President Oneonta Telephone
Director of the Company;  Director       Company, 1987 - present; Director and
Community Bank;  Director of             President of North Alabama Cellular,
Community Insurance Corporation                 1992 - present.


Edward Ferguson (55)               1997 President of 1st Community Credit Corp.
Director of the Company;  Director      since 1995; Vice  President of Security
of Community Bank;  Chairman           Mutual Financial Services,Inc.1993- 1995;
and President of 1st Community         Sr Manager  of  Security  Mutual Finance
Credit Corporation                      Corp., Inc., 1976 - 1993.


John J. Lewis, Jr. (50)            1997    Various positions with Tyson Foods,
Director of the Company;  Director                 Inc., 1986 - present
of Community Bank; Director
of Community Appraisals, Inc.


Stacey W.Mann (45)                 1997    Sr. Vice President of Community Bank
Director of the Company;  Director           1986 - 1996;  Executive Vice
and Executive Vice President of              President of Community Bank
Community Bank;  Director                        1997-present
of 1st Community Credit Corporation


Kennon R. (Chip) Patterson, Jr. (31) 1997   Sr. Vice President of Community Bank
Director of the Company;  Director               1996 - 1997;  Executive
and Executive Vice President of              Vice President of Community Bank
of Community Bank; Director                        1997-present
of 1st Community Credit Corporation


Henry  Sims (74)                     1997  Retired, Director of Tennessee
Director of the Company;  Director         Technology Center,Pulaski,Tennessee,
of Community Bank                          1982-1997; Director of Community
                                           Bank (Tennessee),  1993 - 1997.

         ________________________________________________




  The individuals listed above have been employed during the past five years either in the principal occupations shown or in other executive positions with the Company or one of its Subsidiaries.


   All directors of the Company hold office for three year terms unless they sooner resign, become disqualified, or are removed. The officers of the Company are elected annually by the directors and serve until their successors are elected and qualified or until their earlier resignation, removal or disqualification.


  Messrs. Kennon R. Patterson, Sr. and Bishop K. Walker, Jr. are executive officers of the Company.


  In 1997, the Board of Directors held 12 regular meetings and one special meeting. All incumbent directors of the Company attended 75% or more of the meetings of the Board and the committees on which they served.


                              DIRECTOR ATTENDANCE AND FILINGS


   The Company's Board of Directors has five committees. The Executive Committee consists of Denny Kelly, Kennon R.Patterson, Sr., Merritt Robbins, Bishop K.
Walker, Jr., and Wayne Washam of the Board of Directors. The  Executive
Committee reviews the personnel and policies of the Company. This Committee held no meetings in 1997.


   The ESOP and Pension Plan Administrative Committee is comprised of Kennon R.
Patterson, Sr., Bishop K. Walker, Jr., Stacey W. Mann and Dicey Childers. The committee is scheduled to meet annually, and manages the Company's Employee
Stock Ownership Plan and Pension Plan. This committee held two meetings in 1997. See "Executive Compensation - ESOP" and "Executive Compensation - Pension
Plan".


 The Nominating Committee consists of C.K. Copeland, Glynn Debter, Loy McGruder,
Hodge Patterson, III, and  Robert  O.  Summerford.    The  Nominating  Committee
recommends  for Board approval persons to fill any  vacancies  on  the  Board of
Directors  and  Directors  for nomination and election at the Annual Meeting of
Shareholders.  This Committee held two meetings in 1997.

  During 1997, it was determined that certain directors may have failed to timely file reports regarding initial ownership as required by
Section 16(a) of the Securities Exchange Act of 1934. Reports were submitted for all directors. The Company has relied on the representations of its directors and executive officers for this disclosure.

   The Executive Compensation Committee annually reviews all officer salaries and makes recommendations to the Board for salary adjustments of all officers of the Company and its two bank subsidiaries. This Committee held one meeting in 1997. See "Board Compensation Committee".


                           EXECUTIVE COMPENSATION

The table shows the cash compensation paid by the Company and its Subsidiaries during 1997 to the Chief Executive Officer and the other four most highly compensated executive officers receiving $100,000 or more in cash compensation.

                              Annual Compensation

Name and                                                        Other Annual
Principal Position           Year       Salary        Bonus    Compensation (1)

Kennon R. Patterson, Sr.     1997       495,000       165,000       34,600
Chief Executive Officer      1996       450,000       150,000       32,400
                             1995       450,000       100,000       20,400

Bishop K. Walker, Jr.        1997       225,000        50,000       27,750
General Counsel              1996       150,000        60,000       26,000
                             1995       150,000        50,000       18,000

Denny Kelly                  1997       150,000        30,000       27,000
President -  Community Bank  1996       130,000        50,000       26,000
                             1995       100,000        50,000       18,000

Hodge Patterson, III          1997      150,000        30,000       28,600
Executive Vice President -    1996      120,000        50,000       28,400
Community Bank                1995       82,000        25,000       9,150

Loy McGruder                  1997      125,000        30,000       27,000
Executive Vice President -    1996      95,000         35,000       26,000
Community Bank                1995      85,000         25,000        - 0 -

         _________________________________________

(1) Director's fees of $1000 per month paid as director of the Company and $1000 per month paid as director of Community Bank, an Alabama subsidiary of the Company. Messrs. Patterson each received director's fees of $200 per month paid as director of Community Bank, a Tennessee subsidiary of the Company.
Each named person also receives $250 per month for service as a director of either Community Appraisals, Inc., Community Insurance Corp., 1st Community
Credit Corporation, or Southern Select Insurance, Inc., all of which are subsidiaries of Community Bank (Alabama). Mr. Kennon R. Patterson, Sr., serves as a director of all of these companies except Southern Select Insurance, Inc.

  Directors  C.K.  Copeland,  Bryan Corr, Glynn Debter, Merritt Robbins, Henry
Sims, Robert O. Summerford and R. Wayne Washam each received additional director fees of $5,000.00. Directors receive no fees for attending committee meetings. Directors receive monthly fees regardless of their attendance at meetings, provided that they attend at least 75% of the meetings of the boards and of all committees on which they serve during the year. Total fees of $456,550 were paid to all Company directors for service in 1997, including fees received by such persons from Subsidiaries.


 On December 7, 1993, Community Bancshares' Board of Directors authorized and entered into a ten-year employment contract with Kennon R. Patterson, Sr.
and a five year employment contract with Bishop K. Walker, Jr. These contracts provide each employee with three weeks of paid vacation annually, a suitable automobile, reimbursement of reasonable business and professional expenses, including normal and customary professional and educational meetings, and memberships in such civic and social clubs determined to be in the best interest of the employer and such employees. The Board of Directors authorized and entered into a new ten-year employment contract with Kennon R. Patterson, Sr. and a five year employment contract with Bishop K. Walker, Jr. on December
9, 1995, effective January 1, 1996. On March 28, 1996, the Board of Directors entered into a twelve year employment contract with Kennon R. Patterson, Sr., with the same provisions as previously stated.







                         OPTION/SAR GRANTS IN LAST FISCAL YEAR
  ---------------------------------------------------------------------------
                Individual Grants                              Potential
                                                            realizable value
                                                            at assumed annual
                                                           rates of stock price
                                                            appreciation for
                                                               option term
  -----------------------------------------------------------------------------

 Name            Options/SARs  Percent of total  Exercise or  Expiration 5%  10%
                  Granted (#)   Options/SARs      base price   date
                                 granted to       ($/Sh)
                                employees in
                                fiscal year
-------------------------------------------------------------------------------
Kennon R. Patterson, Sr.   2,000     3.88%      $25.00   3/26/02  $31.91 $40.26
Chief Executive Officer

Bishop K. Walker, Jr.      1,500     2.91        25.00   3/26/02   31.91  40.26
General Counsel

Denny Kelly                1,000     1.94        25.00   3/26/02   31.91  40.26
President
Community Bank

Hodge Patterson, III       1,000     1.94        25.00   3/26/02   31.91  40.26
Executive President
Community Bank

Loy McGruder               1,000     1.94        25.00   3/26/02   31.91  40.26
Executive Vice President
Community Bank





                               LONG TERM COMPENSATION           ALL OTHER
                                                             COMPENSATION(1)

Name and
Principal Position                        Year          Options

Kennon R. Patterson, Sr.                  1997           2,000    11,000
Chief Executive Officer                   1996          26,000    50,000
                                          1995                     7,500

Bishop K. Walker, Jr.                     1997          1,500      3,839
General Counsel                           1996         18,000      3,839
                                          1995                     1,839

Denny Kelly                               1997          1,000      1,800
President Community Bank                  1996         11,000      1,800
                                          1995                     1,800

Hodge Patterson, III                      1997          1,000      1,800
Executive Vice President                  1996         10,000      1,800
Community Bank                            1995                     1,800

Loy McGruder                              1997          1,000     1,800
Executive Vice President                  1996          9,000     1,800
Community Bank                            1995                    1,800

(1) The amounts in this column represent premiums paid by the Company or its subsidiaries for a life insurance policy or payments to the director in lieu thereof. Mr. Kennon R. Patterson,Sr. and Mr. Bishop K. Walker,Jr.
      received cash payments for the purpose of a policy in lieu of payment of premiums by the Company.




                           BOARD COMPENSATION COMMITTEE


   The  Company  has  an  Executive  Compensation  Committee consisting of Hodge
Patterson, III, Wayne Washam, Denny Kelly, Merritt Robbins, and Bryan Corr, which sets executive compensation including bonuses. The Executive Compensation
Committee's policies are to evaluate the Company's performance as to growth, asset composition, rate of return, and profitability on a peer group basis and on an internal year-to-year basis comparing the Company's current year performance to prior years' performance.

   In reviewing Chairman Patterson's compensation for 1997, the Board ompensation Committee considered the factors set forth in its policies.
During 1997, the Company expanded its geographical market through acquisitions and new locations.In addition to the expansion of the area served, Mr.
Patterson's management leadership in the development of new business products and service were a key factor in the continued growth in assets and profitability of the Company.


By The Executive Compensation Committee

Hodge Patterson, III              Denny Kelly              Merritt Robbins
Wayne Washam                      Bryan Corr


COMPARATIVE STOCK PERFORMANCE



                       Community
                       Bancshares      NASDAQ      AMEX
                           (Dollars in thousands)
 ------------------------------------------------------------
1992                  $    100       $    100    $   100

1993                    176.47         129.37     119.32

1994                    294.12         130.80     118.63

1995                    236.86         189.41     137.32

1996                    274.66         238.95     146.10

1997                    362.15         390.90     171.48




  The graph compares the cumulative shareholder return on the Common Stock of the Company for the previous five fiscal years with the cumulative total return of the NASDAQ Bank Index and the American Stock Exchange Index as published in "The Wall Street Journal".

STOCK OPTION AND OTHER EMPLOYEE BENEFIT PLANS

  At present, the Company has no employee benefit plans except its pension plan, the informal bonus policy plan, its employee stock ownership plan ("ESOP"), the Benefit Restoration Plan and stock options. The ESOP was established in 1985 for purposes of providing an additional benefit to employees, increasing their ownership interest in the Company and raising
capital to provide for the Company's future growth and debt service.    The
Company contributed $289,147 to the ESOP in 1997, which was used to apply to the indebtedness incurred by the ESOP and to make payment to certain participants in the ESOP who received cash payments under the provisions of the ESOP.

PENSION PLAN

      Summary of Plan Coverage

   The Revised Pension Plan (the "Pension Plan") is a noncontributory defined benefit pension plan that may provide retirement, disability and death benefits for eligible employees of Community Bank and other employees of a participating employer. Employees who are expected to work 1,000 hours in the calendar year for a participating employer become participants in the Pension Plan on January 1 following their date of employment. As described below, benefits under the Pension Plan depend upon a participant's years of credited service with the employer and his highest average monthly earnings for the five consecutive year period out the 10-year period prior to his retirement or termination of employment. An employee who completes 10 years of service and attains age 55 is eligible for early retirement benefits. During 1995, the Plan was amended to provide that participants in the Pension Plan prior to November 1, 1995, would receive a 20 percent vested right after two years of service, 40 percent after three years, 60 percent after four years,
and 100 percent after  five  years.    Participants  entering the Plan on or
after November 1,1995, receive no vested benefit prior to five years of credited service but are 100 percent vested after five years of credited service.

   Community Bancshares, Inc., and other participating employers provide all funds necessary to pay the costs of the Pension Plan, which are determined by independent actuaries for the Pension Plan. The benefits have been funded through a trust which was established with Central Bank of the South,as trustee, to accept and administer pension trusts. On July 9, 1996, the board of directors appointed First National Bank of Commerce as successor trustee.

       Criteria for Determining Amounts Payable

    The monthly retirement income available to a participant who lives to the normal retirement date (the first day of the month coincident with or following a participant's 65th birthday) is one and one half percent (1.5%) of the participant's average monthly earnings multiplied by his years of credited service. Monthly earnings are based upon a participant's pay including bonuses, overtime or other forms of extraordinary compensation.A participant's average monthly earnings is based on the highest average of his or her earnings in the five consecutive calendar years out of the last 10 years preceding his
retirement or termination  of  employment.   A participant receives one year of
credited service for each plan year (i.e., a calendar year) during which he performs 1,000 hours or more with Community Bank or its participating affiliates.

     There is a minimum benefit available to a participant equal to the lesser of (a) 2% of Top Heavy Compensation multiplied by the participant's number of years of Top Heavy Service or (b) 20% of Top Heavy Compensation.

     A participant may elect early retirement if he or she is age 55 or more and
is credited with 10 or more years  of  service.    In  such  event, the monthly
retirement income benefit is reduced 1/180 for each of the first 60 months and 1/360 for each of the next 60 months by which his early retirement precedes his normal retirement date.

    A participant electing late retirement continues to receive credit for his or her additional years of service and monthly earnings up to his or her actual retirement.The participant will receive the greater of the amount just described or the actuarial value of the benefit earned at normal retirement date.

    Death benefits are payable to a surviving spouse in the event a participant (or former participant) with 2 or more years of credited service dies prior to the commencement of benefits. Generally, the benefit is based on the participant's earned vested benefit at death and equals the amount the spouse would have received (under the joint and 50% survivor option) on the earliest retirement date upon which the participant could have received benefits and is payable at the time the participant would have commenced such benefits.

         Form of Benefits

     The normal form of benefit for a married participant is a joint and 50% survivor annuity, and for an unmarried participant is a life annuity. The consent of the spouse of a married participant is needed to elect an alternative form of payment. Alternative forms of benefit include a life annuity with a guarantee of 240 monthly payments, a guaranteed number of payments up to 240 with no lifetime guarantee, and a joint and survivor annuity with the survivor annuity payable to a designated beneficiary in a fractionally smaller amount.

         Estimated Payment Schedules

       Average Amount of            Estimated Annual Pension for Representative
        Compensation for                  Years of Credited Service (2)
           Last 5 Years             10           20           30            40
      Before Retirement (1)        Years        Years        Years         Years
            $ 25,000             $ 5,000      $ 7,500     $ 11,250      $ 15,000
              50,000              10,000       15,000       22,500        30,000
              75,000              15,000       22,500       33,750        45,000
             100,000              20,000       30,000       45,000        60,000
             250,000              50,000       75,000      112,500       150,000
             500,000             100,000      150,000      225,000       300,000
           1,000,000             200,000      300,000      450,000       600,000
         __________________________________________

  (1) It has been assumed that compensation is equal to Top Heavy Compensation (i.e., base pay equal to W-2 earnings). These calculations do not reflect any maximum benefits imposed by the Internal Revenue Service under IRS Section 415.

  (2) Total Credited Service as of January 1, 1998 was 15 years for Kennon R. Patterson, Sr., 11 years for B.K. Walker, Jr.,12 years for Denny Kelly, 11 years for Hodge Patterson, III, and 11 years for Loy McGruder.

The Pension Plan has been amended effective January 1, 1989, and in order to comply with the Tax Reform Act of 1986.


ESOP

  The ESOP was established on December 20, 1985, effective as of January 1,1985, and is qualified as an "employee stock ownership plan" within the meaning of Section 407(d)(6) of the Employee Retirement Income Security Act of 1974
("ERISA").    The  purposes  of  the  ESOP include providing an additional benefit to employees, giving participants an ownership interest in the Company, and supporting the Company's growth and debt service. The principal investment of the Trust established under the ESOP is Company common stock. The ESOP consists of both an employee stock ownership plan within the meaning of Section 4975(e) of the Internal Revenue Code of 1986, as amended ( the"Code") and, prior to 1987, a tax credit (employee stock ownership plan ("PAYSOP") under Section 409 of the Code.

  Each employee of the Company and its Subsidiaries is eligible to participate in the ESOP on December 31 following the completion of one year of service.
A year of service is a Plan Year (i.e., the calendar year) in which the employee is credited with 1,000 hours of service. An hour of service is generally an hour for which an employee is paid or entitled to payment. An employee who fails to meet this requirement by December 31 shall be eligible to participate in the ESOP on the first day after he completes a year of service in either the 12-month period following his employment commencement date, or thereafter the Plan Year following his employment commencement
date.   The amount to be contributed to the ESOP each year is determined by the
Company's Board of Directors from profits. Contributions can be made in either cash or stock. Participants are not required to contribute to the ESOP nor are they permitted to make voluntary contributions.

   The ESOP is managed by an ESOP Administrative Committee appointed by the
Company's Board of Directors.Messrs.    Kennon  R.  Patterson, Sr., and J. K.
Cornelius served as trustees of the ESOP but resigned in July 1986 and were succeeded by Central Bank of the South. On July 6, 1996, First National Bank of Commerce was elected as successor Trustee to Compass Bank formerly known as Central Bank of the South (the "Trustee").The Trustee is directed to invest contributions in Company stock or temporarily in cash. The Trustee is also authorized to incur loans to finance purchases of Company Shares and to use
such stock as collateral for such financing.   At the direction of the ESOP
Administrative Committee, the Trustee entered into an ESOP loan from an unrelated bank on November 3, 1993 and borrowed $1,200,000 to purchase 80,000 Shares from the Company at $15.00 per Share. ESOP contributions by the Company during 1997 were applied to the service of this debt and to make payment to certain plan participants entitled to distributions from the ESOP. At the end of 1997, the amount of the indebtedness was $2,002,902, repayment of which was secured by the pledge of 102,305 Company Shares. ESOP shares pledged as collateral are released by the unrelated bank monthly as the debt is serviced by the Company.

   Accounts are maintained for each ESOP participant. Contributions by the Company are allocated to the accounts of the participants based on their relative amounts of compensation for the year. Forfeitures under the ESOP are allocated in the same manner as contributions. Participants must be credited with 1,000 hours of service and be employed on the last day of the Plan Year to share in contributions and forfeitures, except in the event of retirement, death or disability.

    As to Shares allocated to each ESOP participant's account, the participant
is entitled to direct the Trustee  as  to  voting  such  Shares.    Otherwise,
all Shares held by the ESOP shall be voted in the manner determined   by  the
ESOP Administrative Committee to be in the best interests of participants and beneficiaries.

    A participant becomes entitled to the full amount in his ESOP account if he attains the normal retirement age of 65, dies or becomes disabled.
If termination is due to other reasons, a participant is entitled to the vested portion of his account in the ESOP determined in accordance with a vesting schedule. During 1995, the ESOP was amended to provide that participants prior to November 1, 1995, would receive a 20 percent vested right after two years of service, 40 percent after three years, 60 percent after four years, and 100 percent after five years. Participants entering the ESOP on or after November 1, 1995, receive no vested benefit prior to five years of credited service but are 100 percent vested after five years of credited
service.    A  participant receives a year of credited service for each Plan
Year in which he has at least  1,000  hours  of  service.    Years of service
before the effective date of the ESOP are recognized for vesting service. A participant is always 100% vested as to amounts contributed previously under the PAYSOP.

    After a participant's retirement, disability or death, distribution of his account normally will be made in a lump sum. Distribution will be in stock or cash or both, but if it is cash, the participant will be informed of his right to demand stock. In the event of termination for reasons other than retirement, death or disability, distribution occurs after a break in service and will be a lump sum. A break in service is a Plan Year in which the participant is credited with less than 500 hours of service.The Company Shares to be distributed are subject to a right of first refusal. Before the stock can be sold, it must first be offered to the Trustee at its fair market value. The Trustee must also offer put options to participants who receive distributions of shares from the ESOP Trust.

BENEFIT RESTORATION PLAN

  On April 12, 1995, the Board of Directors authorized the establishment of the Community Bancshares, Inc. Benefit Restoration Plan (the "Benefit Restoration Plan"). Section 401 of the Internal Revenue Code of 1987 imposes maximum limitations on the amount of employee compensation that can be taken into account for determining qualified retirement plan benefits. Section 415 of the Internal Revenue Code of 1987 imposes maximum benefits that can be paid from a qualified retirement plan. The Company's Pension Plan is a qualified retirement plan under the Internal Revenue Code.

  The Benefit Restoration Plan provides retirement benefits to participants whose compensation or benefit payment exceeds the maximum amounts allowed for qualified retirement plans. Payments under the Benefit Restoration Plan are payable to the recipient in the same manner as they would be paid under the Pension plan disregarding the applicable limitations of the Internal Revenue Code of 1987. If any lump sum actuarial equivalent of any benefits ayable to a recipient is $10,000 or less, the plan administrative committee may direct payment to the appropriate recipient in a lump sum. Vesting is in accordance with the vesting schedule under the provisions of the Pension Plan.

    The Benefit Restoration Plan is effective January 1, 1995, and presently has four named participants although not all participants have reached either the compensation limit or benefit limit imposed by the Internal Revenue Code
of  1987  for  qualified  retirement  plans.    The  named participants are
Kennon R. Patterson, Sr., Bishop K. Walker, Jr., Denny Kelly and Hodge Patterson, III. The Company accrued $154,075 to fund the Benefit Restoration Plan during 1997.

CHANGE IN CONTROL COMPENSATION AGREEMENTS

  During  1996 the Company entered into Change in Control Agreements with Kennon
R. Patterson, Sr., Bishop K. Walker, Jr., Denny Kelly, Hodge Patterson, III, and Loy McGruder. Each of the agreements provide that if employment is terminated within thirty months following a Change in Control (as defined) for reasons other than for cause (as defined), each person is entitled to receive a cash payment in an amount equal to thirty months of his base salary plus an amount equal to the amount of bonuses that would have been payable to the employee for the next thirty months computed on the basis of the prior two years bonuses to such employee . The agreements further provide for continued credited service in the Company s retirement plans and for continuing
health  insurance  coverage.    Each employee is also entitled to such payments
and benefits if he terminates his employment within thirty months after a Change in Control due to a reduction in salary or responsibilities, assignment of duties inconsistent with his position, or a mandatory transfer of residence more than fifty miles from his then current residence.

STOCK OPTIONS

  The Company granted Stock Options as a form of long-term compensation for Directors and to further establish incentive for the directors to increase the value of the Company to shareholders since the exercise of the options will be of greater reward to the Directors with a greater increase in the stock trading price.The grant of Stock Options is a common compensation method by financial institutions and other business entities and allows the Company to be competitive in obtaining and retaining Directors.

  The options to purchase the Company s stock that were granted in 1997 were issued at 100 percent of the fair market value of the Company s stock on the date of the grant. The options are exercisable immediately and expire five years after the date of the grant with special provisions in the event of the grantee s death.

CERTAIN TRANSACTIONS

    Some Company and Subsidiary directors, officers and principal shareholders and their associates were customers of, or had transactions with, the Company
or its Subsidiaries in the ordinary course of business during  1997.    Some of
the directors of the Company or its Subsidiaries are directors, officers, trustees or principal securities holders of corporations or other organizations which also were customers of, or had transactions with, the Company or its Subsidiaries in the ordinary course of business during 1997.

     Except as noted below, all outstanding loans and other transactions with Company or Subsidiary directors, officers and principal shareholders, including, without limit, those discussed herein, were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, when made, did not involve more than the normal risk of collectability or present other unfavorable features. In addition to banking and financial transactions, the Company or its Subsidiaries may have had additional transactions with, or used products or services of, various organizations of which directors of the Company or its Subsidiaries are
associated.    Except  as  noted  in the following paragraphs, the amounts involved in such noncredit transactions have in no case been material in relation to the business of the Company, its Subsidiaries or such other organizations. It is expected that the Company and its Subsidiaries will continue to have similar transactions in the ordinary course of its business with such individuals and their associates in the future.

    The aggregate amount of credit outstanding to all Company and Subsidiary directors, nominees for directors, executive officers and principal shareholders who were indebted to the Company or any of its Subsidiaries in an amount in excess of $60,000 totalled approximately $3,784,892 at December 31, 1997. This amount represented approximately 10.52 percent of the Company's total shareholders' equity on that date.

    On  October  2,  1994,  the  Company purchased 115,978.384 shares held by
Jeffrey K. Cornelius, a former director  of  the  Company.    The  Company
purchased the Shares to maintain the Company's current successful policies and to preserve goodwill and harmonious relations in the communities, and among
the customers, served  by the Company.   These  Shares represented approximately
6.43% of the Company's outstanding Common Stock.    Payment to Mr. Cornelius was
made from cash on hand with the balance of $2,000,000 to be paid over a period of 20 years pursuant to a subordinated capital note from the Company to Mr. Cornelius. Such note bears interest on the outstanding principal amount at a rate of 7.0% per annum, is payable in 240 equal monthly installments of principal and interest, and may be prepaid in whole or in part at any time without penalty. As of December 31, 1997, the principal indebtedness to Mr. Cornelius was $1,837,201.

    The Company had previously issued 11,692 shares of its Series 1984-1 8% Cumulative Preferred Stock. The Company redeemed all the Preferred Shares effective December 31, 1993, by establishment of an escrow account. Preferred shareholders received payment of the stated value of $69.44 upon surrender of their stock certificate to the Company. All certificates have been surrendered to the Company.

      During 1997, the company and its subsidiaries, entered into a service contract with Heritage Valley Farms, owned by Kennon R. Patterson, Sr., a director and officer of the Company, for the upkeep and maintenance of the external grounds of the Company and its subsidiaries. Maintenance expense under this contract for nineteen locations amounted to $96,300 for the year ended December 31, 1997, which is an average cost of $422 per month per location.

     During 1997, the company, Community Bank (Alabama), Community Bank (Tennessee) and 1st Community Credit Corporation paid Heritage Interiors, a decorating and design firm owned and operated by the wife of Kennon R.
 Patterson,Sr., a director and officer of the Company, for the interior design, equipment, furniture, appliances, fixtures, carpets, wallcoverings, drapes, and accessories for various Company and subsidiaries' facilities consisting of $803,510.18 at the headquarters in Blountsville; $136,133.86
at the Oneonta bank office;    $222.47  at Snead;   $52.89 at West Blount;
$139,484.62 at Cleveland;  $196.10 at Arab;  $1,957.09 at  Gurley;  $  359.22
at New Hope; $482.48 at Meridianville; $92.22 at Falkville; $1,686.94 at Hartselle; $38.12 at Elkmont; $963.84 at Rainsville;$25,738.62 at Rogersville; $810.00 at Haleyville; $8,661.33 at Double Springs; $41.98 at Hamilton; $41.98 at Uniontown; $736.70 at Pulaski; Fort Payne Wal-Mart $8,617.12;
Guntersville  Wal-Mart  $1,504.11;    Oneonta Wal-Mart $664.99; Hartselle
Wal-Mart $7,436.10. Total purchases were $1,139,432.96 for the Company and all related organizations.

   Com-Pac, a partnership composed of Kennon R. Patterson, Sr., Birl Bryson and Bishop K. Walker, Jr., all of whom are shareholders, directors and officers of Community Bancshares, Inc. and its banking subsidiary, Community Bank (Alabama) and as a group control more than 5% of the common stock, entered into a lease agreement with Community Bank (Alabama) to lease 1.2 acres of land and a building of approximately 3,300 square feet located in Meridianville, Madison County, Alabama. The building consists of an approved vault, security equipment, a drive-in window, two remote drive-in facilities, lobby, three private offices, six teller stations storage room and restroom facilities with appropriate exterior paving, landscaping and
parking.    Community Bank (Alabama) commenced paying monthly rental payments
of $5,373 per month on September 1,  1990.    The  lease  to

Community  Bank(Alabama) provided an option to purchase the facility at any time
during  the  five-year  lease  at  cost.    In  addition  to lease payments,
Community Bank (Alabama) provides insurance coverage and is responsible for payments of ad valorem taxes and maintenance. In accordance with the lease agreement, Community Bank (Alabama) purchased the property from Com-Pac during 1995 for $500,630.

     The Company during 1990 conveyed a lot and assigned leases on two additional lots in the City of Hartselle, Morgan County, Alabama,to Com-Pac. The sales price of the lot was $75,000.00 (the cost of the lot) and the two leases which Com-Pac assumed presently call for monthly rentals of $400.00 and $600.00. Com-Pac subsequently constructed a building and entered into a lease agreement with Community Bank (Alabama) to lease the three lots and the building. The building is approximately 3,300 square feet and consists of an approved vault, security equipment, a drive-in window, two remote drive-in facilities, lobby, three private offices, six teller stations, storage room and restroom facilities with appropriate paving, landscaping and parking. Community Bank (Alabama) commenced paying monthly rentals of $6,573 per month on September 1, 1990. The lease to Community Bank (Alabama) provides an option to purchase the facility at any time during the five year lease plus the assumption of the two leases on the leased lots, or, in the event of purchase of said lots, plus their cost (which is fixed under an agreement to purchase and/or option to purchase at $75,000 for each lot upon certain happenings). In addition to the lease payments, Community Bank (Alabama) provides insurance coverage and is responsible for payment of ad valorem taxes and maintenance. In accordance with the lease agreement, Community Bank (Alabama) purchased the property from Com-Pac during 1995 for $592,476 and assumed the two leases on the leased lots.

   Both the Meridianville and Hartselle leases, with options to purchase between Community Bank (Alabama) and Com-Pac were approved by the Board of Directors with the abstention of Birl Bryson, Jeffrey K. Cornelius, Kennon R. Patterson, Sr., and B.K. Walker, Jr. The leases by Com-Pac to Community Bank (Alabama) were considerably more favorable to Community Bank (Alabama) than proposals received by Community Bank (Alabama) from outside sources. The purchases of the Meridianville and Hartselle properties were approved by the Board of Directors with the abstention of Kennon R. Patterson, Sr. and B.K. Walker, Jr.

APPROVAL OF APPOINTMENT OF AUDITORS

    At the annual shareholder meeting held on March 27, 1997, the shareholders elected Dudley, Hopton-Jones, Sims & Freeman, PLLP, ("Dudley") to be the independent public accountants to audit the financial statements of the Company and its subsidiaries for 1997.

    A representative of Dudley is expected to be present at the annual meeting and will have an opportunity to make a statement if he desires and to respond to appropriate questions.

    The Board of Directors recommends a vote FOR approval of the appointment of Dudley as independent auditors for 1998.

SHAREHOLDER PROPOSALS

    Any proposal which a shareholder of the Company intends to be presented at the annual meeting of shareholders to be held in 1999 must be received by the Company on or before November 25, 1998. Only proper proposals which are timely received will be included in the proxy statement and form of proxy.

OTHER MATTERS

     Management does not know of any matters to be brought before the Meeting
other than as described in this proxy  statement.    Should  other matters
properly come before the Meeting, the persons designated as proxies will vote in accordance with their best judgment on such matters.

EXPENSES OF SOLICITATION

      The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to the use of the mails, proxies may be solicited by directors, officers or other employees of the Company or its subsidiaries personally, by telephone or by telegraph. The Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers, custodians or other persons holding stock in their names or in the names of nominees for their expenses in sending proxy materials to principals and obtaining their instructions.

AVAILABILITY OF ANNUAL REPORT

       A copy of the Annual Report and Form 10-K for the year ended December 31, 1997 will be mailed to each shareholder on March 6, 1998, and will be provided with no charge to each Shareholder upon request at the annual Stockholder's Meeting on March 26, 1998. Requests for such copies should be directed to: Mr. Kennon R. Patterson, Sr., Chairman, Community Bancshares, Inc., P.O. Box 1000, Blountsville, Alabama, 35031.